EXHIBIT 99.1
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                       [MIDWEST BANC HOLDINGS, INC. LOGO]


For further information, please contact:
Edward H. Sibbald, Executive Vice President
(708) 865-1053

               GERALD F. HARTLEY ELECTED TO THE BOARD OF DIRECTORS
                         OF MIDWEST BANC HOLDINGS, INC.


(Melrose Park, IL - June 26, 2003) - Midwest Banc Holdings, Inc., (NASDAQ:
MBHI), a community-based bank holding company, announced today that its Board of Directors elected Gerald F. Hartley to serve as a Director and also serve as Chairman of the Audit Committee.

Mr. Hartley has 39 years experience in financial, accounting and auditing responsibilities. Most recently, he served as President of Village Bancorp, Inc., a community-based bank holding company in the metropolitan Chicago area. He also served as a director of Republic Bank of Chicago and Republic Bancorp Co. Previously, he spent 35 years in the public accounting profession, primarily with Crowe Chizek and Company, LLP, dealing with community-based banks and bank holding companies. At Crowe Chizek and Company, LLP, he served as Managing Partner of the Chicago Office, Chairman of the Executive Committee, and as Chairman of the Accounting and Auditing Policy Committee. Mr. Hartley was also responsible for providing audit, tax, business planning and other consulting services to more than 50 commercial bank clients in the Midwest. He also served as a member of the AICPA Committee on Bank Accounting and Auditing, and as a director of the Illinois CPA Society.

E. V. Silveri, Chairman of the Board, stated: "We are delighted to have Jerry Hartley join our Board of Directors. Jerry's background and experience with community banks, and his knowledge and understanding as a former partner responsible for Crowe Chizek's audit relationship with Midwest Banc Holdings, Inc., will provide additional strength and expertise to our Board of Directors. As Chairman of the Audit Committee, he will provide valuable contributions in developing our corporate governance programs consistent with the guidelines of the Sarbanes-Oxley Act".

Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The Company's principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc. and Midwest Bank Insurance Services, L.L.C.

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